                                                                  Exhibit (h)(3)

                          EXPENSE LIMITATION AGREEMENT

     This EXPENSE LIMITATION AGREEMENT (the "Agreement") is made as of the 1st day of May, 2003 by and between SUN CAPITAL ADVISERS TRUST, a Delaware business trust (the "Trust") on behalf of its series listed on Schedule A (each, a "Fund" and collectively, the "Funds"), and SUN CAPITAL ADVISERS, INC., a Delaware corporation (the "Adviser"), with respect to the following:

     WHEREAS, the Adviser serves as the Investment Adviser to each Fund pursuant to Investment Advisory Agreements between the Trust on behalf of each Fund and the Adviser; and

     WHEREAS, the Adviser has voluntarily agreed to waive its advisory fees and reimburse the Fund for ordinary operating expenses so that the total operating expenses for each Fund will not exceed the percentage of average daily net assets as set forth on Schedule A (such percentage as applicable to each Fund is referred to herein as the "Expense Limitation"); and

     WHEREAS, the Trust and the Adviser desire to formalize and make binding in accordance with the terms hereof this fee waiver and expense reimbursement arrangement; and

     WHEREAS, the Trust is prepared to repay such waived advisory fees and reimbursed expenses if a Fund subsequently achieves a sufficient level of assets.

     NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. Term. The Adviser agrees to waive its advisory fees and to reimburse each Fund listed on Schedule A for its ordinary operating expenses for a 12-month period from May 1, 2003 to April 30, 2004 (the "Initial Term"), and unless and until earlier terminated as provided in Section 2 below, for successive 12 month periods (each, a "Subsequent Term"), to the extent necessary so that each Fund's annual total operating expenses (as defined in Section 4 below) do not exceed the percentage of average daily net assets set forth on Exhibit A.

2. Termination, Modification and Amendment. Upon the termination of any Investment Advisory Agreement, this Agreement shall automatically terminate with respect to that Fund. The Adviser agrees that the Expense Limitation shall not be modified or terminated during the Initial Term. The Adviser shall be entitled to modify or terminate the Expense Limitation with respect to any fiscal year that commences subsequent to the date this Agreement is executed if, but only if, the Adviser affirmatively elects to modify or terminate the Expense Limitation with respect to such subsequent fiscal year and such election is made prior to both the commencement of the next Subsequent Term and the effective date of the Fund's post-effective amendment to its Registration Statement on Form N-1A filed for the purposes of incorporating the Fund's audited financial statements relating to the prior fiscal year; and provided that this Agreement shall remain in effect at all times until the Fund's then current prospectus is amended or supplemented to reflect the termination or modification of this Agreement. The election by the Adviser referred to in the preceding sentence to terminate or modify this Agreement shall be made in a writing delivered to the Board of Trustees prior to such termination of modification, but shall not be subject to the approval of the Fund or the Board of Trustees of the Trust.

3. Adviser Reimbursement. The Adviser shall keep a record of the amount of advisory fees that it waived as to each Fund and expenses that it reimbursed for each Fund pursuant to Section 1 hereof ("Prior Expenses"). Subject to the last sentence of this Section 3, if at any future date the total expenses of a Fund are less than the percentage of average daily net assets set forth on Schedule A for such Fund, - the Adviser shall be entitled to payment by the applicable Fund of the amount of such Prior Expenses, without interest thereon, except to the extent that such payment would cause the Fund's total expenses to exceed the Expense Limitation, if any, then in effect for that Fund. If the Fund's total expenses - subsequently exceed the Expense Limitation for that Fund, the payment of Prior Expenses shall be suspended and, if subsequent payment of Prior Expenses shall be resumed to the extent that total expenses do not exceed the Expense Limitation (unless previously terminated by the Adviser for that -- Fund), the limitations in Section 1 shall apply. The Adviser may seek reimbursement only for management fees waived and any Fund expenses paid by it during the prior two fiscal periods.

4. Definitions. "Total operating expenses" as used herein shall mean expenses of every character incurred by a Fund other than interest, taxes, brokerage commissions, other expenses which are capitalized in accordance with generally accepted accounting principles, and extraordinary expenses not incurred in the ordinary course of a Fund's business (e.g., litigation expenses).

5. Method of Computation. To determine the Adviser's obligations hereunder, each month a Fund's total operating expenses shall be annualized as of the last day of the month. If the annualized total operating expenses for any month of a Fund exceed the Expense Limitation, the Adviser shall waive or reduce its advisory fees for such month by an equal amount, and if necessary the Adviser shall remit an amount to the Fund sufficient to reduce the annualized fund total operating expenses to an amount no higher than the Expense Limitation.

6. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year during the Initial or any Subsequent Term, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by the Adviser to a Fund with respect to the previous fiscal year shall equal the amount, if any, by which a Fund's total operating expenses exceed the Expense Limitation.

7. Limitation of Liability. The obligations and expenses incurred, contracted for or otherwise existing with respect to a Fund shall be enforceable against the assets of such Fund only and not against any other Fund nor against the assets of the Trust generally. It is understood and expressly stipulated that neither the holders of shares of any Fund nor the Trustees or officers of the Trust shall be personally liable hereunder.

8. Interpretation; Governing Law. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise, the provisions of this Agreement shall be interpreted in accordance with the laws of the State of Delaware.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

                                         SUN CAPITAL ADVISERS TRUST

                                         On behalf of its series,
                                         Sun Capital All Cap Fund
                                         Sun Capital Investment Grade Bond Fund
                                         Sun Capital Money Market Fund
                                         Sun Capital Real Estate Fund
                                         SC Alger Growth Fund
                                         SC Alger Income & Growth Fund
                                         SC Alger Small Capitalization Fund
                                         SC Davis Financial Fund
Attest:_______________________           SC Davis Venture Value Fund
Name:                                    SC Neuberger Berman Mid Cap Growth Fund
                                         SC Neuberger Berman Mid Cap Value Fund
                                         SC Value Equity Fund
                                         SC Value Managed Fund
                                         SC Value Mid Cap Fund
                                         SC Value Small Cap Fund
                                         SC Blue Chip Mid Cap Fund
                                         SC Investors Foundation Fund
                                         SC Select Equity Fund

                                         By:____________________________________
                                         Name:
                                         Title:

                                         SUN CAPITAL ADVISERS, INC.

                                         By:____________________________________
                                         Name:
                                         Title:



                                         By:____________________________________
                                         Name:
                                         Title:

                                   SCHEDULE A

              FUND                                               EXPENSE CAP
             -----                                               -----------
Sun Capital All Cap Fund                                             0.90%
Sun Capital Investment Grade Bond Fund                               0.65%
Sun Capital Money Market Fund                                        0.75%
Sun Capital Real Estate Fund                                         1.25%
SC Alger Growth Fund                                                 0.90%
SC Alger Income & Growth Fund                                        0.80%
SC Alger Small Capitalization Fund                                   1.00%
SC Davis Financial Fund                                              0.90%
SC Davis Venture Value Fund                                          0.90%
SC Neuberger Berman Mid Cap Growth Fund                              1.10%
SC Neuberger Berman Mid Cap Value Fund                               1.10%
SC Value Equity Fund                                                 0.90%
SC Value Managed Fund                                                0.90%
SC Value Mid Cap Fund                                                1.00%
SC Value Small Cap Fund                                              1.00%
SC Blue Chip Mid Cap Fund                                            1.00%
SC Investors Foundation Fund                                         0.90%
SC Select Equity Fund                                                0.90%

                                      -5-